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                         [ERNST & YOUNG LLP LETTERHEAD]


                                                                Exhibit 99.2

                        Report of Independent Accountants


To the Board of Directors of
AutoFinance Group, Inc.

We have examined management's assertion that as of June 30, 1997 the internal control system over servicing securitized receivables of AFG Receivables, Inc. by AutoFinance Group, Inc. met the criteria for effective internal control described in "Internal Control - Integrated Framework," issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management's assertion is included in the accompanying Management Report on Internal Control over Servicing of Securitized Receivables.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control structure over servicing of securitized receivables, testing and evaluating the design and operating effectiveness of the internal control structure over servicing of securitized receivables, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of the inherent limitations in any system of internal accounting control, errors or irregularities may occur and not be detected. Also, projections of evaluations of the internal control structure over servicing of receivables to future periods are subject to the risk that the internal control structure may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that, as of June 30, 1997, the internal control system over servicing of securitized receivables of AFG Receivables, Inc. by AutoFinance Group, Inc. met the criteria for effective internal control described in "Internal Control - Integrated Framework," issued by the Committee of Sponsoring Organizations of the Treadway Commission is fairly stated, in all material respects, based upon criteria established in "Internal Control - Integrated Framework."


                                                        /s/ ERNST & YOUNG LLP

                                                        ERNST & YOUNG LLP

August 1, 1997